EXHIBIT 10.3

As of October 2, 2024, Amendment #11

to that certain

Secured Promissory Note as Amended and Restated

On December 28, 2017, Norris Industries, Inc. (formerly known as International Western Petroleum, Inc.) (the “Borrower”) entered into a Secured Promissory Note as Amended and Restated (the “Loan Note”) in the principal loan amount of $1,550,000 with JBB Partners (the “Holder”), which Loan Note was due and payable together with interest on December 28, 2018, the one-year anniversary of the making of the Loan Note. On June 26, 2018, the Holder added a line of credit in the amount of $1,000,000 to the Loan Note, then making the maximum amount due under the Loan Note to be the original principle of $1,550,000 plus any Advances of up to $1,000,000. As of October 2, 2024, the Loan Note was amended to increase the line of credit by $200,000 and extend the maturity date to September 30, 2026.

The Borrower and the Holder, by this amendment (the “Fifth Amendment”) hereby extends the maturity date of the Loan Note to April 30, 2025

In all other respects the terms of the Loan Note, as amended, remains unchanged. Terms not defined herein have the meanings set forth in the Loan Note.

IN WITNESS WHEREOF, the following provisions of the Loan Note are modified:

Section 1 of the Loan Note is modified as follows in replacement of the current Section 1:

1. Maturity Date.

Unless otherwise extended, this Note has a maturity date of September 30, 2026.

IN WITNESS WHEREOF, the Borrower has executed this modification to the Loan Note as of May 13, 2024.

NORRIS INDUSTRIES, INC.

By:	/s/Patrick Norris
Name:	Patrick Norris
Title:	Chief Executive Officer

Agreed and accepted as of this 2nd, day

Of October, 2024

JBB Partners

By:	_/s/Patrick Norris
Name:	Patrick Norris
Title:	Authorized Signatory for the Partnership